Prospectus Supplement
(To Prospectus dated December 20, 2002)

1,350,000 Shares

IDEX CORPORATION

Common Stock

          A shareholder of IDEX Corporation is offering 1,350,000 shares of common stock to be sold at an offering price of $31.00 per share. IDEX will not receive any of the proceeds from the shares of common stock sold by the selling shareholder. We will pay for all expenses relating to the offer and sale of these shares of common stock, except that the selling shareholder will pay the underwriting discounts.

          Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol “IEX.” The last reported sale price for the common stock on January 14, 2003 as reported on The New York Stock Exchange was $32.07 per share.

          Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the accompanying prospectus.

	Per Share	Total

Public offering price	$31.00	$41,850,000

Underwriting discount	$0.10	$135,000

Proceeds to the selling shareholder	$30.90	$41,715,000

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          The shares will be ready for delivery on or about January 21, 2003.

Banc of America Securities LLC

January 14, 2003

         You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Cautionary Statement Regarding Forward-Looking Statements	2
The Company	3
Risk Factors	4
Use of Proceeds	8
Selling Shareholder	8
Plan of Distribution	9
Ownership of Common Stock by Selling Shareholder, Management and Principal Shareholders	11
Legal Matters	13
Experts	13
Where You Can Find More Information	13
Incorporation of Certain Documents By Reference	13

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference as set forth in “Incorporation of Certain Documents by Reference,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Such statements relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. Such statements are subject to inherent uncertainties and risks which could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks and uncertainties include, but are not limited to, the following:

•	economic and political consequences resulting from the September 11, 2001 terrorist attacks;

•	levels of industrial activity and economic conditions in the U.S. and other counties around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and our results, particularly in light of the low levels of order backlogs we typically maintain;

•	our ability to integrate and operate acquired businesses on a profitable basis;

•	the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness;

•	interest rates;

•	utilization of our capacity and the effect of capacity utilization on costs;

•	labor market conditions and materials costs; and

•	developments with respect to contingencies, such as litigation and environmental matters.

      The forward-looking statements included herein are only made as of the date of this prospectus supplement and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ii

SUMMARY

      The following summary may not contain all of the information that is important to you. You should read the following summary together with more detailed information regarding us and the common stock being sold in this offering and our financial statements and notes thereto which are incorporated by reference in this prospectus supplement.

The Company

      We manufacture an extensive array of engineered industrial products sold to customers in a variety of industries around the world. We believe that each of our principal business units holds the number-one or number-two market share position in each unit’s niche market. We also believe that our consistent financial performance has been attributable to the manufacture of quality products designed and engineered by us, coupled with our ability to identify and successfully integrate strategic acquisitions. IDEX consists of three reportable business segments: Pump Products Group, Dispensing Equipment Group, and Other Engineered Products Group.

Pump Products Group

      The Pump Products Group produces a wide variety of pumps, compressors, flow meters and related controls for the movement of liquids, air and gases. The devices and equipment produced by this group are used by a large and diverse set of industries including chemical processing, machinery, water treatment, medical equipment, liquid petroleum distribution, oil and refining, food and beverage, biotech, and drug processing. The seven business units that comprise this group are Gast Manufacturing, Liquid Controls, Micropump, Pulsafeeder, Rheodyne, Viking Pump, and Warren Rupp.

Dispensing Equipment Group

      The Dispensing Equipment Group produces highly engineered equipment for dispensing, metering and mixing colorants, paints, inks and dyes; refinishing equipment; and centralized lubrication systems. This equipment is used in a variety of retail and commercial industries around the world. This group provides equipment, systems, and services for applications such as tinting paints and coatings, industrial and automotive refinishing, and the precise lubrication of machinery and transportation equipment. The three business units that comprise this group are FAST, Fluid Management and Lubriquip.

Other Engineered Products Group

      The Other Engineered Products Group produces firefighting pumps, rescue tools and other components and systems for the fire and rescue industry, and engineered banding and clamping devices used in a wide variety of industrial and commercial applications. The two business units that comprise this group are Hale Products and Band-It.

Our Address

      We are incorporated in Delaware, and our principal executive office is located at 630 Dundee Road, Northbrook, Illinois 60062 and our telephone number is (847) 498-7070.

The Offering

Common stock offered by selling shareholder	1,350,000 shares

Common stock to be outstanding immediately after the offering	32,476,816 shares

Use of proceeds	We will not receive any proceeds from the sale of common stock.

New York Stock Exchange and Chicago Stock Exchange symbol	IEX

      The number of shares outstanding is as of December 31, 2002 and excludes 4,479,827 shares reserved for issuance under our stock option plans, of which options to purchase 3,329,562 shares at an average option price of $29.48 have been issued as of December 31, 2002.

      A description of our common stock is contained in our Registration Statement on Form 8-A filed on April 19, 1996 (File No. 1-10235) pursuant to Section 12 of the Exchange Act incorporated by reference in the accompanying prospectus.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of shares of our common stock in this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our common stock is listed and traded on the New York Stock Exchange under the symbol “IEX.” The following table sets forth, for the periods indicated, the high and low intraday sales prices per share for our common stock as reported on the New York Stock Exchange and the dividends per share paid on our common stock.

			Dividends
	High	Low	per share

2000
First Quarter	$31.38	$22.75	$0.14
Second Quarter	34.75	26.56	0.14
Third Quarter	33.81	25.13	0.14
Fourth Quarter	36.00	26.38	0.14
2001
First Quarter	$33.81	$27.00	$0.14
Second Quarter	34.00	27.47	0.14
Third Quarter	37.20	24.90	0.14
Fourth Quarter	35.73	26.95	0.14
2002
First Quarter	$38.90	$33.25	$0.14
Second Quarter	39.66	31.65	0.14
Third Quarter	33.50	27.15	0.14
Fourth Quarter	34.83	25.70	—
2003
First Quarter (through January 14, 2003)	$34.50	$29.60	—

      Our board of directors has declared a regular quarterly dividend of $.14 per common share for the fourth quarter of 2002. The cash dividend will be paid on January 31, 2003 to shareholders of record on January 15, 2003. Our common stock is also listed and traded on the Chicago Stock Exchange under the symbol “IEX.” As of December 31, 2002, there were approximately 1,100 shareholders of record of our common stock.

DIVIDEND POLICY

      The declaration of future dividends, subject to certain limitations, is within the discretion of the board of directors and will depend upon, among other things, our future earnings and financial condition, liquidity and capital requirements. In addition, our revolving credit facility expiring in June 2006, the receivables facility expiring in December 2003 and the indenture for the senior notes due in February 2008 permit the payment of dividends only to the extent that no default exists under these agreements, and limit the amount of cash dividends in accordance with specified formulas. At September 30, 2002, under the most restrictive of these provisions, we had approximately $138 million available for the payment of cash dividends in the future.

UNDERWRITING

      Banc of America Securities LLC is acting as underwriter. Subject to the terms and conditions stated in the underwriting agreement among us, the selling shareholder and the underwriter dated the date of this prospectus supplement, the underwriter has agreed to purchase, and the selling shareholder agreed to sell to the underwriter, 1,350,000 shares of common stock.

      The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares if it purchases any of the shares.

      The underwriter proposes to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold at the initial offering price, the underwriter may change the public offering price and the other selling terms.

      We, and the selling shareholder, have agreed that, for a period of 30 days from the date of this prospectus supplement, we and it will not, without the prior written consent of Banc of America Securities LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Banc of America Securities LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. This lockup provision does not apply to securities issued pursuant to existing reservations, agreements and incentive stock plans, including securities convertible into our common stock, and any common stock that we may issue as consideration pursuant to any acquisitions so long as recipients of such shares in any acquisition agree to be subject to these same restrictions.

      Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “IEX.”

      The following table shows the underwriting discounts and commissions to be paid to the underwriter by the selling shareholder in connection with this offering.

Per Share	$0.10
Total	$135,000

      In connection with the offering, Banc of America Securities LLC may purchase and sell shares of common stock in the open market. These transactions may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. The underwriter must close out any short position by purchasing shares of common stock in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

      The expenses of the offering, not including underwriting discounts, are estimated to be approximately $450,000 and will be paid by us.

      The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter is also an affiliate of a lender under our revolving credit facility. The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      A prospectus in electronic format may be made available on websites maintained by the underwriter. The underwriter may agree to allocate a number of shares for sale to its online brokerage account holders. In addition, shares may be sold by the underwriter to securities dealers who resell shares to online brokerage account holders.

      We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

      Certain of our former and current officers and key employees have “piggy back” registration rights pursuant to shareholder purchase and sale agreements, which permit them to require us to register a portion of their shares of common stock under the Securities Act to permit the public sale of their shares in connection with any registration of KKR Associates, L.P.’s common shares pursuant to the registration rights agreement described in the accompanying prospectus. Each of these former or current officers or key employees were given notice of this offering, and none of them exercised their “piggy back” registration rights in connection with this offering.

LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon by Latham & Watkins, Chicago, Illinois. Shearman & Sterling, New York, New York, has acted as counsel for the underwriter in connection with certain legal matters related to this offering.

Prospectus

1,350,000 Shares

IDEX CORPORATION

Common Stock

           This prospectus relates to 1,350,000 shares of our common stock that may be offered for sale or otherwise transferred from time to time by the selling shareholder.

           The selling shareholder may offer its shares of common stock from time to time through public or private transactions, on or off of the New York Stock Exchange or the Chicago Stock Exchange, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling shareholder.

           Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “IEX.” The last reported sale price of our common stock on the New York Stock Exchange on December 18, 2002 was $31.92 per share.

           Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.

           These securities have not been approved or disapproved by the Securities and Exchange Commission or any State Securities commission nor has the Securities and Exchange commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2002.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling shareholder has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholder is not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that are incorporated by reference as set forth in “Information Incorporated by Reference,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Such statements relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. Such statements are subject to inherent uncertainties and risks which could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks and uncertainties include, but are not limited to, the following:

•	economic and political consequences resulting from the September 11, 2001 terrorist attacks;

•	levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and our results, particularly in light of the low levels of order backlogs we typically maintain;

•	our ability to integrate and operate acquired businesses on a profitable basis;

•	the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness;

•	interest rates;

•	utilization of our capacity and the effect of capacity utilization on costs;

•	labor market conditions and materials costs; and

•	developments with respect to contingencies, such as litigation and environmental matters.

      The forward-looking statements included herein are only made as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE COMPANY

      We manufacture an extensive array of engineered industrial products sold to customers in a variety of industries around the world. We believe that each of our principal business units holds the number-one or number-two market share position in each unit’s niche market. We also believe that our consistent financial performance has been attributable to the manufacture of quality products designed and engineered by us, coupled with our ability to identify and successfully integrate strategic acquisitions. IDEX consists of three reportable business segments: Pump Products Group, Dispensing Equipment Group, and Other Engineered Products Group.

Pump Products Group

      The Pump Products Group produces a wide variety of pumps, compressors, flow meters and related controls for the movement of liquids, air and gases. The devices and equipment produced by this group are used by a large and diverse set of industries including chemical processing, machinery, water treatment, medical equipment, liquid petroleum distribution, oil and refining, food and beverage, biotech, and drug processing. The seven business units that comprise this group are Gast Manufacturing, Liquid Controls, Micropump, Pulsafeeder, Rheodyne, Viking Pump, and Warren Rupp.

Dispensing Equipment Group

      The Dispensing Equipment Group produces highly engineered equipment for dispensing, metering and mixing colorants, paints, inks and dyes; refinishing equipment; and centralized lubrication systems. This equipment is used in a variety of retail and commercial industries around the world. This group provides equipment, systems, and services for applications such as tinting paints and coatings, industrial and automotive refinishing, and the precise lubrication of machinery and transportation equipment. The three business units that comprise this group are FAST, Fluid Management and Lubriquip.

Other Engineering Products Group

      The Other Engineered Products Group produces firefighting pumps, rescue tools and other components and systems for the fire and rescue industry, and engineered banding and clamping devices used in a wide variety of industrial and commercial applications. The two business units that comprise this group are Hale Products and Band-It.

OUR ADDRESS

      Our principal executive office is located at 630 Dundee Road, Northbrook, Illinois 60062 and our telephone number at that address is (847) 498-7070. Our Internet address is http://www.idexcorp.com. The contents of our website are not part of this prospectus.

RISK FACTORS

      You should carefully consider the following risks and uncertainties and all other information contained in this prospectus, including the documents incorporated by reference, before you decide whether to purchase our common stock. Any of the following risks, if they materialize, could adversely affect our business, financial condition and operating results. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risk Factors Relating to Our Business

Continued terrorist attacks, war or other disturbances could lead to further economic instability and decreases in demand for our products and could have a material adverse effect on our business, financial condition and results of operations.

      The terrorist attacks of September 11, 2001 caused instability in the global financial markets. The disruption of our business as a result of the terrorist attacks of September 11, including a decrease in customer demand for our products, had an immediate adverse impact on our business. Our business activity levels in the third and fourth quarters last year dropped significantly as a result of these attacks. Since we operate with a very small backlog of unfilled orders, reductions in order activity very quickly reduce our sales and profitability. The long-term effect of the September 11 attacks on our business are unknown. These attacks and potential war in the Middle East may lead to additional armed hostilities or to further acts of terrorism and civil disturbance in the U.S. or elsewhere, which may further contribute to economic instability and could have a material adverse effect on our business, financial condition and results of operations.

We face risks from the uncertainty of prevailing economic conditions. Any decrease in customer demand for our products as a result of market downturns could have a material adverse effect on our business, financial condition and results of operations.

      In 2001, the U.S. and other world markets experienced a significant downturn and many of the markets that we serve were affected. As a result of this downturn, customer demand decreased and our business and financial results were adversely affected. The impact of decreased demand for our products on our results is typically immediate given the low level of order backlogs we maintain. Lower demand also negatively affects our capacity utilization and the effect of capacity utilization on our costs could reduce our operating margins. If this economic slowdown were to continue for an extended period or if conditions were to worsen, the negative impact on our business and financial results could be further exacerbated. It is difficult for us to predict when and to what extent the markets we serve will recover.

Our growth strategy includes acquisitions and we may not be able to make acquisitions of suitable candidates or integrate acquisitions successfully.

      Our markets primarily include mature industries. As a result, our historical growth has depended, and our future growth is likely to continue to depend, in large part on our acquisition strategy and the successful integration of acquired businesses into our existing operations. We intend to continue to seek additional acquisition opportunities both to expand into new markets and to enhance our position in existing markets throughout the world. We cannot assure you, however, that we will be able to successfully identify suitable candidates, negotiate appropriate acquisition terms, obtain financing which may be needed to consummate such acquisitions, complete proposed acquisitions, successfully integrate acquired businesses into our existing operations or expand into new markets. In addition, we cannot assure you that any acquisition, once successfully integrated, will perform as planned, be accretive to earnings, or prove to be beneficial to our operations and cash flow.

      Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although our management will endeavor to evaluate the risks inherent in any particular transaction, we cannot assure you that we will properly ascertain all such risks. In addition, prior acquisitions have resulted, and future acquisitions could result, in the incurrence of substantial additional indebtedness and other expenses. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected. We cannot assure you that our continuing acquisition strategy will not have a material adverse effect on our business, financial condition and results of operations.

The markets we serve are highly competitive and our competition may have greater resources than us. This competition could limit the volume of products that we sell and reduce our operating margins.

      Most of our products are sold in competitive markets. We believe that the principal points of competition in our markets are product quality, price, design and engineering capabilities, product development, conformity to customer specifications, quality of post-sale support, timeliness of delivery, and effectiveness of our distribution organization. Maintaining and improving our competitive position will require continued investment by us in manufacturing, engineering, quality standards, marketing, customer service and support, and our distribution networks. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will be successful in maintaining our competitive position. Our competitors may develop products that are superior to our products, or may develop methods of more efficiently and effectively providing products and services or may adapt more quickly than us to new technologies or evolving customer requirements. Certain of our competitors are subsidiaries of larger, more diversified corporations and may have greater financial, marketing, production and research and development resources than us. As a result, they may be better able to withstand the effects of periodic economic downturns. Pricing pressures could also cause us to adjust the prices of certain of our products to stay competitive. We cannot assure you that we will be able to compete successfully with our existing competitors or with new competitors. Failure to continue competing successfully could adversely affect our business, financial condition and results of operations.

Significant movements in foreign currency exchange rates may harm our financial results.

      We are exposed to fluctuations in foreign currency exchange rates, particularly with respect to the euro and the British pound. Any significant change in the value of the currencies of the countries in which we do business against the U.S. dollar could affect our ability to sell products competitively and control our cost structure, which could have a material adverse effect on our business, financial condition and results of operations. We seek to minimize the risk from these foreign currency exchange rate fluctuations principally through invoicing our customers in the same currency as the source of the products. However, we cannot assure you that our efforts to minimize these risks will be successful.

Political and economic conditions in foreign countries in which we operate could adversely affect us.

      In the nine-months ended September 30, 2002, approximately 42% of our total sales were international sales. We expect international operations and export sales to continue to contribute materially to earnings for the foreseeable future. Both the sales from international operations and export sales are subject in varying degrees to risks inherent in doing business outside the United States. Such risks include, without limitation, the following:

•	possibility of unfavorable circumstances arising from host country laws or regulations;

•	risks of economic instability;

•	partial or total expropriation;

•	currency exchange rate fluctuations and restrictions on currency repatriation;

•	potential negative consequence from changes to significant taxation policies;

•	the disruption of operations from labor and political disturbances;

•	changes in tariff and trade barriers and import or export licensing requirements;

•	insurrection or war; and

•	potential negative consequences from the requirements of partial local ownership of operations in certain countries.

      We cannot assure you of the impact on us if such events occur in the future.

We are exposed to potential environmental liabilities and litigation. Compliance with environmental regulations could require us to discharge environmental liabilities, increase the cost of manufacturing our products or otherwise adversely affect our business, financial condition and results of operations.

      Our past and present business operations and the past and present ownership and operations of real property by us are subject to extensive and changing federal, state, and local environmental laws and regulations, as well as those of other countries, pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including hazardous wastes) or otherwise relating to protection of the environment. In the future, we may be identified as a potentially responsible party and be subject to liability under applicable law. We have experienced, and expect to continue to experience, costs to comply with environmental laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

      We use and generate hazardous substances and wastes in our operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we are conducting investigation and remediation activities at several on-site and off-site locations. We may be subject to potential material liabilities relating to any investigation and clean-up of contaminated properties and to claims alleging personal injury.

We could be adversely affected by rapid changes in interest rates.

      Our profitability may also be adversely affected during any period of unexpected or rapid increase in interest rates. At September 30, 2002, we had $249.6 million of total debt outstanding, of which approximately 39% was priced at interest rates that float with the market. A 50 basis point increase in the interest rate on the floating rate debt would result in an approximate $490,000 annualized increase in interest expense and decrease in cash flows. We will from time to time enter into interest rate swaps on our debt when we believe there is a clear financial advantage in doing so. As of September 30, 2002, we had no interest rate swaps in place.

Our intangible assets are valued at an amount greater than our net worth and a write-off of our intangible assets could cause us to have negative net worth.

      Our total assets reflect substantial intangible assets, primarily goodwill. At September 30, 2002, goodwill totaled $518.6 million compared to $500.5 million of shareholders’ equity. The goodwill results from our acquisitions, representing the excess of cost over the fair value of the tangible assets we have acquired. At each balance sheet date, we assess whether there has been an impairment in the value of our intangible assets. If future operating performance at one or more of our business units were to fall significantly below current levels, we could reflect, under current applicable accounting rules, a non-cash charge to operating earnings for goodwill impairment. Any determination requiring the write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations and total capitalization, which effect could be material. As of September 30, 2002, we have determined that no impairment existed.

Our business could suffer if we are unsuccessful in negotiating new collective bargaining agreements.

      As of September 30, 2002, we had approximately 3,850 employees. Approximately 15% of our employees are represented by unions with various contracts expiring through March 2005. Although we believe that our relations with our employees are good and we have not experienced any recent strikes or work stoppages, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations. In addition, our closures of certain facilities may create the risk of strikes or work stoppages at those and other facilities.

We are dependent on the availability of raw materials and parts and components used in our products.

      While we manufacture many of the parts and components used in our products, we require substantial amounts of raw materials and purchase some parts and components from suppliers. The availability and prices of raw materials and parts and components may be subject to curtailment or change due to, among other things, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and prevailing price levels. Any change in the supply of, or price for, these raw materials or parts and components could materially affect our business, financial condition and results of operations.

Risk Factors Associated With Our Common Stock

Limited trading volume of our common stock may contribute to its price volatility.

      Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange. During the twelve months ended September 30, 2002, the average daily trading volume for our common stock as reported by the NYSE was 101,972 shares. Even if we achieve a wider dissemination as to the shares offered by us and the selling shareholders pursuant to this prospectus, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

Existing shareholders may sell their shares, which could depress the market price of our common stock.

      In addition to the 1,350,000 shares covered by this prospectus which may be offered and sold from time to time by the selling shareholder, KKR Associates, L.P. has certain rights under a registration rights agreement to require us to register up to an additional 3,153,592 shares of common stock under the Securities Act to permit the public sale of its shares, as well as the ability to resell its shares into the public market pursuant to Rule 144 under the Securities Act (“Rule 144”). Moreover, as of September 30, 2002, our executive officers and directors beneficially owned 5,737,526 shares of common stock (including shares held by KKR Associates, L.P.) that are eligible to be resold into the public market pursuant to Rule 144 or Rule 701 under the Securities Act. Significant sales of such shares of common stock, or the prospect of such sales, may depress the price of the shares.

If we need to sell or issue additional shares of common stock to finance future acquisitions, your stock ownership could be diluted.

      Part of our business strategy is to expand into new markets and enhance our position in existing markets throughout the world through acquisitions. In order to successfully complete targeted acquisitions or fund our other activities, we may issue additional equity securities that could be dilutive to our earnings per share and to your stock ownership. We cannot assure you as to when, and how many of, the shares of our common stock will be sold or as to the effect those sales may have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options and warrants or in connection with acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Certain provisions of our certificate of incorporation, by-laws and Delaware General Corporate Law may have possible anti-takeover effects.

      Some of the provisions of our certificate of incorporation and by-laws could discourage, delay or prevent an acquisition of our business at a premium price. The provisions:

•	permit the board of directors to increase its own size and fill the resulting vacancies;

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term; and

•	authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series without a shareholder vote.

      In addition, Section 203 of the Delaware General Corporate Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

We may not be able to pay dividends on our common stock.

      We have no obligation to pay dividends on our common stock. The declaration and payment of dividends on our common stock is subject to, and will depend upon, among other things:

•	our future earnings and financial condition, liquidity and capital requirements;

•	our ability to pay dividends under our revolving credit facility, receivables facility and the indenture for our senior notes; and

•	other factors deemed relevant by our board of directors.

USE OF PROCEEDS

      All of the shares of common stock offered by this prospectus are being offered by the selling shareholder. For information about the selling shareholder, see “Selling Shareholder.” We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

SELLING SHAREHOLDER

      We originally issued and sold the 1,350,000 shares of common stock covered by this prospectus to KKR Associates, L.P. in a transaction exempt from the registration requirements of the Securities Act. The shareholder named below may from time to time offer and sell pursuant to this prospectus any and all of the common stock. Our registration of the common stock held by the selling shareholder does not necessarily mean that the selling shareholder will sell all or any of the shares of common stock.

      The following table sets forth, to our knowledge, with respect to the selling shareholder (i) the number of shares of common stock beneficially owned as of December 19, 2002 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold in this offering, and (iii) the number of shares of common stock which will be owned after the offering, assuming the sale of all the shares of common stock offered hereby:

	Shares of Common			Shares of Common
	Stock Owned Prior			Stock to be Owned
	to the Offering			after the Offering(1)
Number of Shares of Common
Selling Shareholder	Number	%	Stock Offered Hereby	Number	%

KKR Associates, L.P.(2)	4,503,592	13.9	1,350,000	3,153,592	9.7

(1)	For purposes of this table, we have assumed that the selling shareholder will sell all shares covered by this prospectus.

(2)	KKR Associates, L.P. is a limited partnership of which Paul E. Raether and Michael F. Tokarz (each of whom is currently a director of the Company) and Messrs. Henry R. Kravis, George R. Roberts, Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Robert I. MacDonnell, Michael W. Michelson and Scott M. Stuart are general partners. Such persons may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. All of the foregoing persons disclaim beneficial ownership of any shares of the Company listed above as beneficially owned by KKR Associates, L.P. Mr. Kravis and Mr. Roberts, in addition to being general partners of KKR Associates, L.P., are members of the Executive Committee of KKR Associates, L.P. Mr. Kravis and Mr. Roberts are no longer members of our board of directors; however, both were directors of the Company within the past three years.

      Except as noted above, the selling shareholder has not had, within the past three years, any position, office, or other material relationship with IDEX or any of its affiliates. The selling shareholder identified above may have sold, transferred, or otherwise disposed of a portion of its common stock since the date on which it provided information regarding its common stock in a transaction exempt from the registration requirements of the Securities Act.

      Only the selling shareholder identified above who beneficially owns the common stock set forth opposite its name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell common stock pursuant to the registration statement.

      Pursuant to a registration rights agreement entered into by the selling shareholder and us, the selling shareholder has the right, under certain circumstances and subject to certain conditions, to require us to register under the Securities Act the shares of common stock held by the selling shareholder. Such registration rights will generally be available to the selling shareholder until registration is no longer required to enable it to resell its common stock. KKR Associates, L.P. has exercised its rights under this registration rights agreement and requested that we register the shares of common stock covered by this prospectus. The registration rights agreement provides, among other things, that we will pay all expenses in connection with any such registration, other than underwriting discounts and selling commissions.

PLAN OF DISTRIBUTION

      The purpose of this prospectus is to permit the selling shareholder or its pledgees, donees, transferees or other successors in interest (collectively, the “selling shareholder”) to offer for sale or to sell shares of common stock covered by this prospectus at such time and at such prices as each, in its sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales.

      The selling shareholder may sell or distribute some or all of its shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other exchanges on which our common stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of these transactions. In addition, the selling shareholder may sell or distribute some or all of its shares of common stock in a transaction involving an underwriter. Such transactions may be effected by the selling shareholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholder (and, if they act as agent for the purchaser of the shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved.

      If the applicable law requires, we will provide a supplement to this prospectus to disclose the specific shares to be sold, the public offering price of the shares to be sold, the names of any agents, dealers or underwriters employed by the selling shareholder in connection with such sale, and any applicable commissions or discounts with respect to a particular offer. We will file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      The selling shareholder and any such brokers, dealers or other agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act.

      In connection with the offer and sale of the shares of common stock by the selling shareholder, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling shareholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling shareholder. All of the foregoing may affect the marketability of the shares offered hereby.

      We will pay all expenses of the registration of the offered securities, including Commission filing fees and expenses of compliance with state securities or “blue sky” laws. The selling shareholder will pay any underwriting discounts and selling commissions. The selling shareholder will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act. The selling shareholder will indemnify us against certain civil liabilities, including certain liabilities under the Securities Act.

      The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

OWNERSHIP OF COMMON STOCK BY SELLING SHAREHOLDER,
MANAGEMENT AND PRINCIPAL SHAREHOLDERS

      The following table furnishes information, as of September 30, 2002, with respect to the shares of common stock beneficially owned by (i) each director, (ii) each named executive officer, (iii) directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of our common stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under the Securities and Exchange Commission rules, the number of shares shown as beneficially owned includes shares of common stock subject to options that currently are exercisable or will be exercisable within 60 days of September 30, 2002. Shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of September 30, 2002 are considered to be outstanding for the purpose of determining the percentage of the shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding common stock.

	Shares Beneficially			Shares Beneficially
	Owned Prior To			Owned After The
	The Offering			Offering

Name and Address of Beneficial Owner	Number	%	Shares Offered	Number	%

Directors (other than Executive Officers):
Bradley J. Bell	2,000	*	0	2,000	*
Gregory B. Kenny	0	—	0	0	—
William H. Luers(1)	31,950	*	0	31,950	*
Paul E. Raether(2)	4,503,592	13.9	1,350,000	3,153,592	9.7
Neil A. Springer(1)	36,000	*	0	36,000	*
Michael T. Tokarz(2)	4,548,592	14.0	1,350,000	3,198,592	9.8
Named Executive Officers:
Dennis K. Williams(3)	244,150	*	0	244,150	*
Wayne P. Sayatovic(4)	341,825	1.1	0	341,825	1.1
David T. Windmuller(5)	56,777	*	0	56,777	*
John L. McMurray(5)	46,226	*	0	46,226	*
Rodney L. Usher(5)	79,114	*	0	79,114	*
Directors and all Executive Officers as a Group (17 persons)(2)(6)	5,737,526	17.6	1,350,000	4,387,526	13.4
Other Principal Beneficial Owners:
KKR Associates, L.P.(2)	4,503,592	13.9	1,350,000	3,153,592	9.7
9 West 57th Street New York, NY 10018 Paul E. Raether Michael T. Tokarz
Ariel Capital Management, Inc.(7)	4,680,295	14.4	0	4,680,295	14.4
307 North Michigan Avenue Suite 599 Chicago, IL 60601
Mario J. Gabelli(8)	2,553,174	7.9	0	2,553,174	7.9
GAMCO Investors, Inc. Gabelli & Company, Inc. One Corporate Center Rye, NY 10580

	Shares Beneficially			Shares Beneficially
	Owned Prior To			Owned After The
	The Offering			Offering

Name and Address of Beneficial Owner	Number	%	Shares Offered	Number	%

Neuberger Berman, Inc.(9)	1,614,779	5.0	0	1,614,779	5.0
Neuberger Berman, LLC 605 Third Avenue New York, NY 10158

(1)	Includes 31,500 and 36,000 shares under option which are eligible for exercise under the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors for Messrs. Luers and Springer, respectively.

(2)	KKR Associates, L.P. is a limited partnership of which Messrs. Raether and Tokarz (each of whom is a director of the Company) and Messrs. Henry R. Kravis, George R. Roberts, Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Michael W. Michelson and Scott M. Stuart are general partners. Such persons may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. All of the foregoing persons disclaim beneficial ownership of any shares of the Company listed above as beneficially owned by KKR Associates, L.P. Mr. Kravis and Mr. Roberts are no longer members of our board of directors; however, both were directors of the Company within the past three years.

(3)	Includes 157,000 shares which are eligible for exercise under the Stock Plan for Officers.

(4)	Includes 45,000 shares which are owned directly by Mr. Sayatovic’s wife, 6,750 shares which are owned by Mrs. Sayatovic as custodian for her children, and 132,750 shares which are eligible for exercise under the Stock Plan for Officers.

(5)	Includes 54,975, 45,535 and 62,200 shares which are eligible for exercise under the Stock Plan for Non-Officer Key Employees and the Stock Plan for Officers, for Messrs. Windmuller, McMurray and Usher, respectively.

(6)	Includes 67,500 shares under option which are eligible for exercise under the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors, 591,500 shares under option which are eligible for exercise under the Stock Plan for Officers, and 84,810 shares under option which are eligible for exercise under the Stock Plan for Non-Officer Key Employees.

(7)	Based on information in Schedule 13G filed by Ariel Capital Management, Inc. with respect to common stock owned by Ariel Capital Management, Inc. and certain other entities which Ariel Capital Management, Inc. directly or indirectly controls or for which Ariel Capital Management, Inc. is an investment advisor on a discretionary basis. We have not attempted to verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

(8)	Based on information in Schedule 13D, as amended, filed by Mario J. Gabelli, GAMCO Investors, Inc. (“GAMCO”) and Gabelli Funds, LLC (“Gabelli Funds”), with respect to common stock owned by GAMCO, Gabelli Funds and certain other entities which Mr. Gabelli directly or indirectly controls and for which he acts as chief investment officer. We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13D, as amended.

(9)	Based on information in Schedule 13G filed by Neuberger Berman, Inc. and Neuberger Berman, LLC with respect to Common Stock beneficially owned by Neuberger Berman, LLC, Neuberger Berman Management, Inc. and certain other entities which Neuberger Berman, Inc. directly or indirectly controls or for which Neuberger Berman, Inc. is an investment advisor. We have not attempted to verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

LEGAL MATTERS

      The validity of the common stock will be passed upon by Latham & Watkins, Chicago, Illinois.

EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Our common shares are listed on the New York and Chicago Stock Exchanges. We also file information with The New York Stock Exchange. These reports, proxy statements and other information may be read and copied at 20 Broad Street, New York, New York 10005. We also file information with the Chicago Stock Exchange. These reports, proxy statements and other information may be read and copied at One Financial Plaza, 440 South LaSalle Street, Chicago, Illinois 60605. You can also request copies of these documents upon payment of a duplication fee by writing to the SEC.

      This prospectus, which constitutes a part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act of 1933, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to IDEX Corporation and the shares of common stock offered hereby. Furthermore, statements contained in this prospectus or in any document incorporated in this prospectus by reference regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the Commission as an exhibit to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      In this prospectus we have incorporated by reference certain reports and other information we have filed, or will file, with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents filed with the SEC by us pursuant to the Exchange Act are incorporated herein by reference until all of the securities covered hereby are sold or this offering is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2001 as amended by Form 10-K/A filed on December 19, 2002;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002;

•	our Current Reports on Form 8-K filed April 10, 2002, April 16, 2002 and August 14, 2002;

•	our Proxy Statement on Form 14-A, filed on March 4, 2002;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on April 19, 1996 (File No. 1-10235) pursuant to Section 12 of the Exchange Act; and

•	all other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of all common shares to which this prospectus relates, which shall be deemed to be a part hereof from the date of filing of such documents.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      IDEX Corporation, 630 Dundee Road, Northbrook, Illinois 60062, Attention: Wayne P. Sayatovic, Senior Vice President — Finance and Chief Financial Officer, Telephone: (847) 498-7070.

1,350,000 Shares

IDEX CORPORATION

Common Stock

Prospectus Supplement

January 14, 2003

Banc of America Securities LLC